Laidlaw International Reports Improved Financial Results For Fiscal 2004, Provides Guidance
for Fiscal 2005 and Announces Restatement of Earnings for Second Fiscal Quarter

NAPERVILLE, IL, November 10, 2004 — Laidlaw International, Inc. (NYSE: LI) today reported improved financial results for its fourth fiscal quarter and fiscal year ended August 31, 2004 and announced its intention to restate its results for the second fiscal quarter. As previously reported, the company emerged from bankruptcy protection in June 2003. The results for fiscal 2003 are presented on a combined basis reflecting the reorganized company’s results for the fourth fiscal quarter and the results of the company’s predecessor, Laidlaw Inc., for the first nine months of fiscal 2003. Because of the company’s reorganization, comparisons of fiscal 2004 to fiscal 2003 may not be meaningful.

Financial Results and 2005 Guidance

For fiscal 2004, revenue of $4,631.4 million was up 3.3% from $4,482.8 million for fiscal 2003, driven in large part by revenue growth from the healthcare businesses, American Medical Response and EmCare. Net income for fiscal 2004 was $61.7 million and diluted earnings per share were $0.59 for the same period.

Fiscal 2004 EBITDA was $504.7 million, an increase of 10.6%, as compared to $456.4 million for fiscal 2003. EBITDA margin for fiscal 2004 increased to 10.9% from an EBITDA margin of 10.2% for the prior fiscal year. Net capital expenditures for fiscal 2004 were $209 million.

“These results met our expectations for our first full year of operations since emerging from reorganization,” said Kevin Benson, President and Chief Executive Officer of Laidlaw International. “Our focus this past year has been to improve the performance of each of our businesses by growing margins and optimizing the use of capital. In each area we have concentrated on improving efficiencies, reducing unit costs and developing long term strategic plans that complement our core competencies. These plans are the platforms for our future growth. While they may take some years to fully implement, they are the basis of our targeted improvement in margins.”

For the fourth fiscal quarter of 2004, revenue of $1,019.0 million was up 2.2% from $997.1 million for the prior year quarter, driven largely by a continuation of positive revenue trends for the healthcare companies. The net loss for the quarter was $2.7 million, an improvement of $7.2 million from a net loss of $9.9 million for the prior year quarter. Diluted loss per share was $0.03 for the quarter, compared to a diluted loss per share of $0.10 for the comparable prior year period. EBITDA for the quarter was $75.2 million, up 18.2%, as compared to $63.6 million for the prior year quarter.

In fiscal 2005, the strategic plans for Laidlaw International’s education services and Greyhound segments prioritize improvements in profitability rather than revenue growth. Revenue increases at the health care and public transit businesses are expected to offset revenue reductions at the education services and Greyhound segments. As a result, consolidated revenue for fiscal 2005 is expected to be flat to up 2% over fiscal 2004. EBITDA margin for fiscal 2005 is projected to increase by the same amount as the EBITDA margin increase in fiscal 2004, or 70 basis points. Net capital expenditures for fiscal 2005 are projected to be approximately $240 to $250 million.

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the company believes it provides useful information regarding our ability to service or incur debt. All companies do not calculate EBITDA the same way. We define EBITDA as operating income before interest; income taxes; depreciation; amortization; gain on discharge of debt; fresh start accounting adjustments; other income or expenses, net; and cumulative effect of change in accounting principle. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (“GAAP”) and is not indicative of operating income or cash flow from operations as determined under GAAP. A schedule reconciling EBITDA to net income or loss and net cash provided by operating activities is provided as a supplement to this release.

Explanation of Restatement

Net income for fiscal 2004 includes a $6.6 million deferred tax benefit that arises from a change in the provincial tax rates for Ontario, Canada. As the rate change became effective in the company’s second fiscal quarter, the $6.6 million tax benefit should have been reflected as a reduction of its second quarter tax expense. However, the adjustment was not discovered until the fourth quarter. The company will restate its previously issued second quarter results to properly reflect the rate change in that period. The adjustment will increase net income in the second quarter from $0.6 million, as previously reported, to $7.2 million. The restatement does not impact the company’s full year financial results, and has no impact on EBITDA or its cash position. The company intends to amend its Quarterly Reports on Form 10-Q for the quarterly periods ended February 29, 2004 and May 31, 2004 to reflect this change.

The company will hold a conference call hosted by senior management to discuss the financial results on Thursday, November 11, 2004 at 10:00 a.m. (eastern time). A web cast of the conference call will be accessible at Laidlaw International’s website www.laidlaw.com.

To participate in the call, please dial:

888-889-5602 – (US and Canada)
973-935-8599 – (International)

A replay will be available immediately after the conference call through December 11, 2004. To access the replay, dial 877-519-4471 (U.S and Canada) or 973-341-3080 (International); access code: 5270493. Additionally, the web cast will be archived on the company’s website.

Certain statements contained in this press release, including statements regarding the status of future operating results and market opportunities and other statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “continue,” “project,” “positioned,” “strategy” and similar expressions. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to,

- Economic and other market factors, including competitive pressures and changes in pricing policies;
- The ability to implement initiatives designed to increase operating efficiencies or improve results;
- Greyhound Lines’ ability to continue operating as a going concern;
- Control of costs related to accident and other risk management claims;
- Costs and risks associated with litigation;
- Changes in interpretations of existing, or the adoption of new, legislation, regulations or other laws;
- Changes in homeland security or terrorist activity;
- Significant restrictive covenants in the company’s and its subsidiaries’ various credit facilities;
- Matters relating to the company’s amendments to its Quarterly Reports on Form 10-Q for the quarterly periods ended February 29, 2004 and May 31, 2004;
- Potential changes in the mix of businesses we operate; and
- Increases in prices of fuel and shortages.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. In the light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the company makes on related subjects, including in “Note Regarding Forward-Looking Statements” and “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in the company’s Form 10-K for the year ended August 31, 2003, “Risk Factors” in the company’s Amendment No.1 to its Registration Statement on Form S-4 and in the company’s Registration Statement on Form S-3, and as may be detailed in the company’s other filings, from time to time, with the Securities and Exchange Commission.

Laidlaw International, Inc. is a holding company for North America’s leading providers of school and inter-city bus transport, public transit, patient transportation and emergency department management services. The company’s shares are traded on the New York Stock Exchange (NYSE: LI). For more information, go to www.laidlaw.com.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120

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LAIDLAW INTERNATIONAL, INC.
Consolidated Statements of Operations
( $ in millions except per share amounts )
(unaudited)

	Three months Ended		Twelve Months Ended
	August 31,		August 31,

	2004	2003	2004	2003 *

Revenue	$1,019.0	$997.1	$4,631.4	$4,482.8
Compensation expense	607.4	581.7	2,678.0	2,582.8
Accident claims and professional liability expenses	43.1	62.9	288.3	304.3
Vehicle related costs	71.9	74.8	279.3	277.2
Occupancy costs	52.2	51.4	203.4	201.8
Fuel	42.3	36.7	182.1	170.1
Depreciation	49.8	47.7	265.1	276.1
Amortization	4.6	4.4	18.4	5.3
Other operating expenses	126.9	126.0	495.6	490.2

Operation income	20.8	11.5	221.2	175.0
Interest expense	(30.9)	(31.5)	(129.6)	(51.1)
Gain on discharge of debt	—	—	—	1,482.8
Fresh start accounting adjustments	—	—	—	(609.6)
Other income (expenses), net	6.1	0.1	2.4	(19.9)

Income (loss) before income taxes and cumulative
Effect of a change in accounting principle	(4.0)	(19.9)	94.0	977.2
Income tax recovery (expense)	1.3	10.0	(32.3)	5.5

Income (loss) before cumulative effect of a change
In accounting principle	(2.7)	(9.9)	61.7	982.7
Cumulative effect of a change in accounting principle	—	—	—	(2,205.4)

Net income (loss)	$(2.7)	$(9.9)	$61.7	$(1,222.7)

Basic earnings (loss) per share
Income (loss) before cumulative effect of a change in
In accounting principle	$(0.03)	$(0.10)	$0.62	NM
Cumulative effect of a change in accounting principle	—	—	-

Net income (loss)	$(0.03)	$(0.10)	$0.62	NM

Diluted earnings (loss) per share
Income (loss) before cumulative effect of a change
In accounting principle	$(0.03)	$(0.10)	$0.59	NM
Cumulative effect of a change in accounting principle	—	—	-

Net income (loss)	$(0.03)	$(0.10)	$0.59	NM

• Includes Predecessor Company’s operating results for the nine months ended May 31, 2003

In order to facilitate the identification of certain business trends, the results of the
Company’s operating results for the three month period ended August 31, 2003 have been combined with the Predecessor Company’s results for the nine month period ended May 31, 2003. However, the
Predecessor Company’s results may not be comparable to the Company’s results.

LAIDLAW INTERNATIONAL, INC.
Operating Highlights
( $ in millions )
(unaudited)

	Three months Ended		Twelve Months Ended
	August 31,		August 31,

	2004	2003	2004	2003 *

Revenue
Education services	$185.6	$184.9	$1,495.8	$1,499.7
Public Transit services	77.2	71.0	300.5	283.1
Greyhound	349.4	356.7	1,230.5	1,204.2
Healthcare Transportation services	264.8	255.9	1,054.8	1,015.2
Emergency Management services	142.0	128.6	549.8	480.6

Consolidated	$1019.0	$997.1	$4,631.4	$4,482.8

EBITDA
Education services	$(19.3)	$(21.7)	$286.7	$280.3
Public Transit services	10.8	9.2	8.0	16.5
Greyhound	49.1	61.2	87.4	67.0
Healthcare Transportation services	23.1	7.6	86.6	63.4
Emergency Management services	11.5	7.3	36.0	29.2

Consolidated	$75.2	$63.6	$504.7	$456.4

EBITDA Margins
Education services	-10.4%	-11.7%	19.2%	18.7%
Public Transit services	14.0%	13.0%	2.7%	5.8%
Greyhound	14.1%	17.2%	7.1%	5.6%
Healthcare Transportation services	8.7%	3.0%	8.2%	6.2%
Emergency Management services	8.1%	5.7%	6.5%	6.1%
Consolidated	7.4%	6.4%	10.9%	10.2%
Net Capital Expenditures	58.3	86.1	209.1	291.6

EBITDA, a non-GAAP financial measure, represents operating income before interest; income taxes; depreciation;
amortization; gain on discharge of debt; fresh start accounting adjustments; other income or expenses, net;
and cumulative effect of a change in accounting principle.

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believe it provides useful information regarding its ability to service or incur debt.

• Includes Predecessor Company’s operating results for the nine months ended May 31, 2003

In order to facilitate the identification of certain business trends, the results of the
Company’s operating results for the three month period ended August 31, 2003 have been combined with the Predecessor Company’s results for the nine month period ended May 31, 2003. However, the
Predecessor Company’s results may not be comparable to the Company’s results

LAIDLAW INTERNATIONAL, INC.
Reconciliation of Non-GAAP Financial Measures
( $ in millions )
(unaudited)

	Three months Ended		Twelve Months Ended
	August 31,		August 31,

	2004	2003	2004	2003 *

EBITDA	$75.2	$63.6	$504.7	$456.4
Depreciation and amortization	(54.4)	(52.1)	(283.5)	(281.4)
Interest expense	(30.9)	(31.5)	(129.6)	(51.1)
Other income (expense), net	6.1	0.1	2.4	(19.9)
Income tax benefit (expense)	1.3	10.0	(32.3)	5.5
Gain on discharge of debt	—	—	—	1,482.8
Fresh start accounting adjustments	—	—	—	(609.6)

Net income (loss) before cumulative change in
Accounting principle	(2.7)	(9.9)	61.7	982.7
Cumulative change in accounting principle	—	—	—	(2,205.4)

Net income (loss)	$(2.7)	$(9.9)	$61.7	$(1,222.7)

	Three months Ended		Twelve Months Ended
	August 31,		August 31,

	2004	2003	2004	2003 *

EBITDA	$75.2	$63.6	$504.7	$456.4
Cash paid for interest	(37.0)	(12.3)	(117.0)	(37.3)
Cash received (paid) for income taxes	(1.0)	8.3	9.7	12.7
Increase (decrease) in claims liability and
Professional liability reserves	(9.2)	4.7	38.0	60.8
Pension contribution per the PBGC agreement	(50.0)	—	(50.0)	(50.0)
Increase in pension liability	11.6	0.6	12.6	1.3
Cash provided by (used in) financing other
Working capital items	115.2	129.8	(15.1)	(25.7)
Decrease (increase) in restricted cash and cash
equivalents	(14.2)	(0.7)	(10.1)	0.2
Other	18.2	(7.0)	17.2	(22.9)

Net cash provided by operating activities	$108.8	$187.0	$390.0	$395.5

EBITDA, a non-GAAP financial measure, represents operating income before interest; income taxes; depreciation;
amortization; gain on discharge of debt; fresh start accounting adjustments; other income or expenses, net;
and cumulative effect of a change in accounting principle.

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believe it provides useful information regarding its ability to service or incur debt.

• Includes Predecessor Company’s operating results for the nine months ended May 31, 2003

In order to facilitate the identification of certain business trends, the results of the
Company’s operating results for the three month period ended August 31, 2003 have been combined with the Predecessor Company’s results for the nine month period ended May 31, 2003. However, the
Predecessor Company’s results may not be comparable to the Company’s results.